UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FIRST FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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March 25, 2009
Dear Shareholders:
Our 2009 Annual Meeting of Shareholders will be held on Wednesday, April 15, 2009 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana. We have enclosed a copy of our 2008 Annual Report to Shareholders for your review.
We hope you can attend the meeting. If you are unable to join us, we urge you to exercise your right as a shareholder and vote. Please mark, sign, date, and return the enclosed proxy card in the envelope provided. Your cooperation is appreciated.
This Proxy Statement is first being mailed to shareholders on or about March 25, 2009.

Sincerely,
/s/ Donald E. Smith
Donald E. Smith
Chairman of the Board and President

FIRST FINANCIAL CORPORATION
One First Financial Plaza
P.O. Box 540
Terre Haute, Indiana 47808
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held April 15, 2009
Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of First Financial Corporation (“Corporation”) will be held on Wednesday, April 15, 2009 at 11:00 o’clock a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.
The purposes of the meeting are:
(1)	To elect Thomas T. Dinkel, Norman L. Lowery and William J. Voges to the Board of Directors of the Corporation for a three (3) year term to expire in 2012;

(2)	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2009; and

(3)	To transact such other business as may properly be presented at the meeting.
Only shareholders of record at the close of business on March 11, 2009 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ Donald E. Smith
DONALD E. SMITH
Chairman of the Board and President

March 25, 2009
IMPORTANT — PLEASE MAIL YOUR PROXY PROMPTLY
IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT
THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND
RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on April 15, 2009. This proxy statement and our 2008 Annual Report to Shareholders are available at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100502&GKP=203209

PROXY STATEMENT OF
FIRST FINANCIAL CORPORATION
One First Financial Plaza
P.O. Box 540 • Terre Haute, Indiana 47808
(812) 238-6000
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the “Corporation” or “we”) of proxies for and contains information related to the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 15, 2009, beginning at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana, and at any postponements or adjournments of the meeting. This proxy statement and accompanying form of proxy were first mailed to the shareholders on or about March 25, 2009.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Q: What is the purpose of the annual meeting?
At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of directors and the ratification of the selection of Crowe Horwath LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2009. In addition, the Corporation’s management will report on the performance of the Corporation during the fiscal year ended December 31, 2008, and respond to questions from shareholders.
Q: Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on the record date, March 11, 2009, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.
Q: Who can attend the meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-admitted basis.
Q: What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 13,116,630 common shares of the Corporation were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
Q: How do I vote?
If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Q: Can I vote by telephone or electronically?
If you are a registered shareholder (that is, if you hold your shares in certificate form), you may only vote in person or by written proxy.
If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
Q: Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Corporation, Michael A. Carty, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
Q: What are the Board’s recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors (or “Board”). The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote “FOR” election of the nominated slate of directors.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their best judgment.

Q: What vote is required to approve each item?
Directors will be elected by a plurality of the votes cast at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required for the ratification of Crowe Horwath LLP as our independent registered public accounting firm. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present, in person, or by proxy.
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.
Q: What if other matters come up during the meeting?
If any matters other than those referred to in the notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment. The Corporation is not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.
If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Governance/Nominating Committee if the Board of Directors elects to fill such nominees’ position. If any shareholder proposal intended to be presented at the 2009 Annual Meeting was not received by the Corporation on or before February 4, 2009, the proxies will have discretionary authority to vote on the matter.
Q: Who pays to prepare, mail and solicit the proxies?
The Corporation pays all costs of preparing, mailing and soliciting proxies. The Corporation asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Corporation will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition, proxies may be solicited by mail, in person, or by telephone by certain of the Corporation’s officers, directors and employees, who will not be separately compensated for such activity.
Q: Whom should I call with other questions?
If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2008 Annual Report on Form 10-K, please contact: Michael A. Carty, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808.
PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors is currently composed of ten (10) members. The Corporation’s Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with one class of directors elected each year for a term extending to the third succeeding Annual Meeting after such election. The nominees for election as director are nominated to serve for terms to expire as of the 2012 Annual Meeting. Each nominee is a current director of the Corporation. The following information is provided concerning each nominee and each incumbent director continuing in office.

Names and Ages of Nominees for Terms to Expire in 2012
Thomas T. Dinkel, Age 58	Director since 1989
President of Sycamore Engineering, Inc.
Norman L. Lowery, Age 62	Director since 1989
Vice Chairman of the Board, Chief Executive Officer
of the Corporation, and President and Chief Executive Officer
of First Financial Bank, N.A.
William J. Voges, Age 54	Director since 2008
President of The Root Co.
Names and Ages of Incumbent Members of the Board of Directors Whose Terms Expire in 2010
W. Curtis Brighton, Age 55	Director since 2004
Executive Vice President of Hulman and Company
Ronald K. Rich, Age 70	Director since 2005
Financial Representative for Northwestern Mutual Financial Network

Donald E. Smith, Age 82	Director since 1983*
Chairman of the Board and President of the Corporation
Names and Ages of Incumbent Members of the Board of Directors Whose Terms Expire in 2011
B. Guille Cox, Jr. , Age 63	Director since 1983*
Attorney with Cox Zwerner Gambill & Sullivan
Anton H. George, Age 49	Director since 1989
President of Indianapolis Motor Speedway Corp.
Gregory L. Gibson, Age 46	Director since 1994
President of ReTec, Inc.
Virginia L. Smith, Age 60	Director since 1987
President of Deep Vein Coal Company, Inc.
Mr. George is also a director of Vectren Corporation, and Mr. Voges is also a director of Consolidated-Tomoka Land Co. Each of these companies has a class of securities registered with the Securities and Exchange Commission and files reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

*	First Financial Corporation was formed in 1983.
BOARD COMMITTEES AND MEETINGS
During the year ended December 31, 2008, the Board of Directors of the Corporation met 17 times. Each Director attended more than 75% of the aggregate of (i) all meetings of the Board held while he or she was a director and (ii) all meetings of committees on which he or she served during the period that he or she served on the committee. Although the Corporation has no formal policy on director attendance at annual meetings of shareholders, they are encouraged to attend such meetings. Six directors attended the 2008 Annual Meeting of Shareholders.
The Board of Directors has established a number of committees which facilitate the administration and oversight of the Corporation. Among these committees are the Audit, Compensation, and Governance/Nominating Committees.
Governance/Nominating Committee. Members consist of B. Guille Cox, Ronald K. Rich and William J. Voges. The Board of Directors has determined that Messrs. Cox, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Governance/Nominating Committee identifies director nominees through a combination of referrals, including referrals from management, existing board members and shareholders. The Governance/Nominating Committee currently does not maintain any formal criteria for selecting directors and may take into consideration such factors and criteria as it deems appropriate. However, in reviewing qualifications for prospective nominees to the Board, the Governance/Nominating Committee may take into consideration, among other matters, the prospective nominee’s judgment, skill, educational background or equivalent lifetime experience, integrity, reputation, possession of the ability to oversee the Corporation’s business and affairs, the time available to serve, community involvement, civic-mindedness, and business and other experience. The Governance/ Nominating Committee does not evaluate nominees proposed by shareholders any differently than other nominees to the Board.
This Committee met three times during 2008. A copy of the charter of this Committee is available on the Corporation’s web site at www.first-online.com.
Audit Committee. Members consist of Anton H. George, Thomas T. Dinkel and Ronald K. Rich. The Board of Directors has determined that Messrs. George, Dinkel and Rich are independent under Rule 10A-3 of the SEC and the rules of the NASDAQ Global Select Market. The Audit Committee reviews the Corporation’s operations and management, accounting functions, and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures and is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm for the Corporation. The Audit Committee had four meetings during 2008. A copy of the charter of this Committee is posted on the Corporation’s website at www.first-online.com.
The Board of Directors has determined that a current member of the Audit Committee is financially sophisticated under applicable NASDAQ rules. The Board of Directors selected the members of the Audit Committee based on the Board’s determination that they are fully qualified to monitor the performance of management, the public disclosures by the Corporation of its financial condition and performance, our internal accounting operations and our independent auditors. In addition, the Audit Committee has the ability on its own to retain independent accountants or other consultants whenever it deems appropriate.
The Board of Directors has determined that the Corporation currently does not have a director who qualifies as a “financial expert” under federal securities laws. To be considered a “financial expert,” an individual’s past experience generally must include experience in the preparation or audit of comparable public company financial statements, or the supervision of someone in the preparation or audit of comparable public company financial statements. While it might be possible to recruit a person who meets these qualifications of a “financial expert,” the Board has determined that in order to fulfill all the functions of our Board and our Audit Committee, each member of our Board and our Audit Committee, including any “financial expert,” should ideally understand community banking and understand the markets in which the Corporation operates, and that it is not in the best interests of our Corporation to nominate as a director someone who does not have all the experience, attributes and qualifications we seek.

Compensation Committee. Members consist of Anton H. George, Ronald K. Rich and William J. Voges. The Board of Directors has determined that Messrs. George, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Compensation Committee approves the compensation of the named executive officers. This committee also administers the compensation plans of the Corporation. The Compensation Committee met three times in 2008. A copy of the charter of this Committee is posted on the Corporation’s website at www.first-online.com.
Compensation of Directors
The goal of the compensation package is to attract and retain qualified candidates to serve on the Board of Directors. In setting compensation, the Board considers compensation levels of directors of other financial institutions of similar size. In addition, directors are compensated under the 2001 and 2005 Long-Term Incentive Plan, which is directly linked to Corporation performance (as described below). Each director of the Corporation is also a director of First Financial Bank, N.A. (the “Bank”), the lead subsidiary bank of the Corporation, and receives directors’ fees from each of the Corporation and the Bank. During 2008 each director of the Corporation and the Bank received a fee of $750 for each board meeting attended. No changes were made to director compensation arrangements in 2008 compared to 2007.
Non-employee directors also receive a fee for each meeting attended of the Audit Committee of $1,000, the Compensation Committee of $1,000, the Governance/Nominating Committee of $500 and the Loan Committee of $300. Each director also received from the Bank a semi-annual director’s fee of $2,500 on July 15th and December 16th. No non-employee director served as a director of any other subsidiary of the Corporation.
Director Compensation Table
The table below summarizes the compensation paid by the Corporation to each Director for the fiscal year ended December 31, 2008.

			Change in Pension
			Value and Non-
		Nonequity Incentive	qualified Deferred
	Fee Earned or	Plan Compensation	Compensation	All Other
Name	Paid in Cash ($)	($)	Earnings ($)	Compensation ($)	Total ($)
(a)(1)	(b)(2)(3)	(c)(4)	(d)	(e)(5)	(f)
W. Curtis Brighton	$34,300	$48,000	N/A	0	$82,300
B. Guille Cox, Jr.	$36,100	$48,000	N/A	$10,275	$94,375
Thomas T. Dinkel	$39,500	$48,000	N/A	0	$87,500
Anton H. George	$36,500	$48,000	N/A	0	$84,500
Gregory L. Gibson	$36,400	$48,000	N/A	$14,949	$99,349
Ronald K. Rich	$42,000	$48,000	N/A	0	$90,000
Virginia L. Smith	$35,500	$48,000	N/A	0	$83,500
William J. Voges	$9,000	0	N/A	0	$9,000

(1)
Norman L. Lowery, the Vice Chairman of the Board and Chief Executive Officer of the Corporation, is not included in this table because he is an employee of the Corporation. Donald E. Smith, the Chairman of the Board and President of the Corporation, is also not included in this table because he is an employee of the Corporation. The compensation received by Mr. Lowery and Mr. Smith as employees of the Corporation is shown in the Summary Compensation Table on page 11.

(2)	Amounts reported represent fees earned for serving on the Board of Directors of the Corporation, the Board of Directors of the Bank and committees of the Board of the Corporation during 2008.

(3)
Members of the Board of Directors have the ability to defer a portion of their director fees under the First Financial Corporation Directors’ Deferred Compensation Plan. For a more detailed discussion of this plan, see the narrative immediately following these footnotes.

(4)
Amounts reported represent compensation earned pursuant to participation in the Corporation’s 2005 Long Term Incentive Plan. See the “Compensation Discussion and Analysis” section of this proxy on page 6.

(5)	Amounts reported represent benefits earned pursuant to participation in the Corporation’s Employee Group Health Plan.

First Financial Corporation Directors’ Deferred Compensation Plan. Directors of the Corporation and the Bank may participate in the First Financial Corporation 2005 Directors’ Deferred Compensation Plan. Under this plan, a director may defer up to $6,000 of his or her director’s fees each year over a five-year period provided that the director timely submits a deferral election to the Corporation. The amount of deferred fees is used to purchase an insurance product, which the Corporation is the beneficiary of, that funds benefit payments. An amount equal to the face amount of the policy will be paid to the director in addition to an amount equal to the tax savings the Corporation will receive by obtaining the proceeds from the policy on a tax-free basis. Payment will be made in 120 monthly installments beginning on the first day of the month after the earlier of the director’s 65th birthday or death. If the director is still a director at the end of the five-year period, then he or she will be entitled to enter into a new deferred fee agreement with the Corporation and/or the Bank. Each year from the initial date of deferral until payments begin, the Corporation accrues a non-cash expense which will equal, in the aggregate, the amount of the payments to be made to the director over the ten-year period. If a director fails for any reason, other than death, to serve as a director during the entire five-year period, or the director fails to attend at least 12 regular or special meetings each year, the amount of benefits paid will be prorated appropriately. For 2008, the allocated cost of the deferred directors’ fees was $169,310.
First Financial Corporation 2001 and 2005 Long-Term Incentive Plans. Directors also may be compensated under the First Financial Corporation 2001 and 2005 Long-Term Incentive Plans, discussed under “Compensation Discussion and Analysis,” beginning on page 6. Under these plans, directors may receive 90%, 100% or 110% of the directors’ “award amount” if the Corporation and the Bank attain certain performance goals established by the Compensation Committee. For 2008, each director earned an award of $48,000 pursuant to the 2005 Long-Term Incentive Plan, which amount represented 100% of the director “award amount” under that plan for 2008.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or was formerly an officer or an employee of the Corporation or its subsidiaries.
Other than as described below, no executive officer of the Corporation or its subsidiaries serves as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving as a member of the Corporation’s Board of Directors. Donald E. Smith and Norman L. Lowery serve as members of the Executive Committee of Lynch Coal Operators Reciprocal Association, an unincorporated reciprocal insurance association, and until September 2008 participated in setting the compensation of the executive officers of the Association. W. Curtis Brighton serves as the General Manager of Lynch Coal Operators Reciprocal Association.
Certain Relationships and Related Transactions
Certain family relationships exist among the directors of the Corporation. Donald E. Smith is the father of Virginia L. Smith and father-in-law of Norman L. Lowery. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.
Any transactions between the Corporation or its subsidiaries and any related party, including loans or extensions of credit and any sale of assets or other financial transactions, are reported to the Audit Committee. Directors and principal officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 2008. Comparable transactions may be expected to take place in the future. During 2008 various directors and officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and thereby are exempt from the insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the Articles of Incorporation and the Code of Business Conduct and Ethics of the Corporation.
The provisions of the Articles of Incorporation apply to contracts or transactions between the Corporation and (i) any Director; or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity in which any Director has a material financial interest. The provisions of the Code of Business Conduct and Ethics apply to the Directors, officers and employees of the Corporation.
The Articles of Incorporation provide that contracts or transactions between the Corporation and any of the persons described above are valid for all purposes, if the material facts of the contract or transactions and the Director’s interest were disclosed or known to the Board of Directors, a committee of the Board of Directors with authority to act thereon, or the shareholders entitled to vote thereon, and the Board of Directors, such committee or such shareholders authorized, approved or ratified the contract or transaction.
The Code of Business Conduct and Ethics provides that Directors, officers and employees of the Corporation must make business decisions for the Corporation free of conflicting influences. Such persons are expected to avoid situations that may lead to real or apparent material conflicts between such person’s self interest and their duties or responsibilities as a Director, officer or employee of the Corporation.
The Senior Compliance Officer is responsible for annually reaffirming compliance with this Code of Business Conduct and Ethics by the Directors, officers and employees of the Corporation.

During 2008, Platolene 500, Inc., an indirect subsidiary of Deep Vein Coal Company, Inc., received payments for providing fuel and services to First Financial Bank N.A. in the amount of approximately $164,000. Donald E. Smith (the Chairman of the Board of the Corporation), Virginia L. Smith (the daughter of Mr. Smith and a director of the Corporation), and Sarah J. Lowery, wife of Norman L. Lowery (the Chief Executive Officer of the Corporation) own in the aggregate greater than a 10% equity interest in Deep Vein Coal Company, Inc., and serve as the Chairman, President and Chief Operating Officer and Vice President, respectively, of Platolene 500, Inc.
During 2008, the Corporation purchased from a company owned by Mr. Gibson commercial real estate for future expansion for approximately $675,000.
CORPORATE GOVERNANCE
General
The Corporation aspires to the highest ethical standards for its employees, officers and directors, and remains committed to the interests of its shareholders. The Corporation believes it can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board of Directors has adopted policies and procedures designed to foster the appropriate level of corporate governance. Some of these procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating/Corporate Governance Committee Charter please contact the Secretary of the Corporation, Michael A. Carty, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000, or visit our website at www.first-online.com.
Director Independence
The Board of Directors has determined that the five following members of the Corporation’s ten member Board are independent, as defined under revised listing standards of the NASDAQ Global Select Market applicable to the Corporation: Messrs. Cox, Rich, George, Dinkel and Voges. Mr. Gibson was considered independent until a company of which he is the sole owner sold commercial property to the Corporation for approximately $675,000 on December 22, 2008. Under applicable rules, the Corporation has 180 days until such date within which to comply with the NASDAQ requirement that the Board have a majority of independent directors.
Code of Ethics
The Corporation has adopted a Code of Business Conduct and Ethics that applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Corporation intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Corporation will be disclosed in a report on Form 8-K.
Communications with Independent Directors
Any shareholder who desires to contact the Chairman of the Board of Directors or the other members of the Board of Directors, or who desires to make a recommendation of a director candidate for consideration by the Governance/Nominating Committee, may do so electronically by sending an email to the following address: directors@ffc-in.com. Alternatively, a shareholder can contact the Chairman of the Board or the other members of the Board by writing to: Chairman, First Financial Corporation, P.O. Box 540, Terre Haute, IN 47808. The Governance/Nominating Committee will consider any candidate submitted by a shareholder in the manner described above. Communications received electronically or in writing are distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.
EXECUTIVE COMPENSATION
Discussion and Analysis
Overview of the Compensation Program and the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for evaluating and establishing compensation levels and compensation programs for the Corporation’s named executive officers. The Committee has established a range of plans and programs which are intended to encourage both current year performance and long-term shareholder value.
Compensation Philosophy and Objectives
The Compensation Committee’s executive compensation policies are designed to attract and retain highly qualified persons as named executive officers, to provide competitive levels of compensation to the named executive officers and to reward the named executive officers for satisfactory individual performance and for satisfactory performance of the Corporation as a whole. Additionally, the policies seek to provide a vehicle for the Committee to evaluate and measure the performance of the Corporation and its executives in accordance with the results of those evaluations. The individual goals established in the strategic plan and budget for the Corporation and the Bank are also utilized in setting compensation levels of the named executive officers. The Corporation seeks to achieve these objectives through a blend of both short and long-term compensation.

Role of Named Executive Officers in Compensation Decisions
Mr. Smith and Mr. Lowery participate in meetings of the Compensation Committee at which compensation actions involving our named executive officers are discussed. Mr. Smith and Mr. Lowery assist the Committee by making recommendations regarding compensation actions relating to the named executive officers other than themselves. Mr. Smith and Mr. Lowery each recuses himself and does not participate in any meetings of the Committee at which his compensation is discussed. The other named executive officers do not participate in the meetings of the Committee or in establishing the compensation of the named executive officers.
Elements of Executive Compensation
The compensation programs of the Corporation for its named executive officers are administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are comparable to other similarly sized corporations within our industry and reasonable using the guidelines described above. With respect to the named executive officers other than the Chairman of the Board and Chief Executive Officer, the Compensation Committee reviews and compares individual performance with respect to individual goals, area goals and Corporation goals. Because the Chairman of the Board and Chief Executive Officer have greater responsibility for the overall operations of the Corporation, the Compensation Committee reviews and compares the following with respect to their compensation:
•	the performance of the Corporation compared to previous years and to the budget;

•	past compensation levels for these officers;

•	the performance of the Chairman of the Board and the Chief Executive Officer with respect to individual goals;

•	the compensation levels at comparable financial institutions, as discussed below; and

•	total shareholder return.
The particular elements of the compensation programs for the named executive officers is described in more detail below.
Base Salary. Base salary is a fixed component of total cash compensation and is intended to reward the named executive officers for their past performance and to facilitate the attraction and retention of a skilled and experienced management team. The Board of Directors establishes a total “pool” for salaries for each fiscal year, typically expressed as a percentage increase over the prior year’s total salary pool. In establishing this amount, the Compensation Committee considers inflation and also looks at a number of sources, including WorldatWork—Financial Institutions, Watson Wyatt, The Conference Board, Mercer, Hewitt and Culpepper Pay Trends. Salaries are based on the idea that increases should reward performance and not longevity. Executives who exceed job expectations may be rewarded with an increase of greater than the overall salary percentage increase. Executives who did meet job expectations may be rewarded at a lower percentage increase, and those who do not meet job expectations may not be awarded a salary increase.
Base salary for a named executive officer is determined after the officer’s performance is reviewed by the Compensation Committee. This review includes an analysis of the performance of the Corporation and the Bank and an analysis of the individual’s performance during the past fiscal year, with a focus on the executive’s quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation. In addition, the Compensation Committee also refers, generally, to the Crowe Midwest Financial Institutions Compensation Survey and the Indiana Banker’s Association Financial Institutions Compensation Survey. With respect to the Chairman of the Board and Chief Executive Officer, the Compensation Committee reviews and compares the performance of the Corporation and the Bank to prior years and to the budget, and compares earnings per share, net income, loans, and outstanding deposits to budget. Additionally, in determining salary for the Corporation’s Chairman of the Board and Chief Executive Officer, the Compensation Committee considers compensation levels of comparable peers in the same geographical area (generally, this consists of financial institutions in Midwestern markets with comparable demographics as the Corporation with assets between $2 billion and $5 billion).
Annual Bonus Amounts. The Compensation Committee determines whether an annual bonus should be paid based primarily upon the overall performance of the Corporation and the Bank. Similar to salary, bonus amounts are based upon a comparison of the Corporation’s and the Bank’s performance to budget and prior year performance.
First Financial Corporation 2001 and 2005 Long-Term Incentive Plans. Beginning in 1999, the Board began discussions with several consultants regarding compensation programs. These discussions focused on an analysis of compensation programs of other financial institutions and what actions were needed to provide comparable compensation packages to directors, officers and key employees of the Corporation and its subsidiaries. These discussions and the analysis of the information received culminated with the adoption by the Board in November 2000 of the First Financial Corporation 2001 Long-Term Incentive Plan (the “2001 Plan”), effective January 1, 2001.
The 2001 Plan was adopted after lengthy Board discussions with and consultation from an independent consultant. The 2001 Plan was designed to enhance the Corporation’s value to stockholders by attracting and retaining qualified directors, officers and other key employees and by providing further incentive for directors, officers and other key employees to give their maximum effort to the continued growth and success of the Corporation. The 2001 Plan is an unfunded, nonqualified plan of deferred compensation which is administered by the Compensation Committee. The 2001 Plan was frozen effective December 31, 2004 to exempt all amounts under the 2001 Plan from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Board adopted the First Financial Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”) as a replacement plan, effective January 1, 2005. The terms of the 2005 Plan comply with the requirements of Code Section 409A and related guidance. Collectively the 2001 Plan and 2005 Plan are referred to as the “Plans.”

Directors and executive officers who are considered highly compensated employees and who are age 65 or under are eligible to participate in the 2005 Plan; however, the Compensation Committee exempted Mr. Smith from the age limitations at each Plan’s inception and exempted Mr. Rich, who did not become a director until 2005, from the age limitation of the 2005 Plan. The Compensation Committee has designated as participants in the 2005 Plan all directors of the Corporation, the executive officers listed in the summary compensation table on the following page and certain other officers. Individuals are not eligible to receive awards under the Plans after age 65, except for Messrs. Smith and Rich. Furthermore, because Mr. Brighton had not been an employee or director for five years when he entered into the 2005 Plan, he will vest in 20% of the Plan awards in his first year of participation, 40% in the second year, 60% in the third year, 80% in the fourth year, until he becomes 100% vested in the total awards after five years. Mr. Rich, having joined the Corporation when their were four years remaining in the 2005 Plan, was approved by the Compensation Committee to vest in the 2005 Plan in the amounts of 25% in his first year of participation, 50% in his second year of participation, 75% in his third year of participation, until he becomes 100% vested in the total awards after four years.
Awards under the 2005 Plan are based upon the specific “award amount” for each individual specified. There are four tiers of participants, with a different award amount specified for each tier. The first tier consists of Mr. Smith and Mr. Lowery; the second tier consists of Messrs. Carty, White and Clary; the third tier consists of other senior officers; and the fourth tier consists of the directors. The award amounts were established after discussions with, and receipt of, advice from the Corporation’s consultant (the predecessor to Clark Consulting) when the 2001 Plan was established, who had performed an analysis of a peer group of companies for the Corporation and the financial institutions industry generally.
Payments under the 2001 and 2005 Plans generally do not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. Payment may also be made upon death, disability, change in control or termination for other than cause. Mr. Smith’s payout will not begin until the earlier of January 1, 2010 or death, disability, change in control or termination for other than cause. If a participant is a “key employee” as defined by Code Section 409A, then payments will be suspended for the six-month period following the participant’s separation from service. Payments are in cash only and are generally made in 180 equal consecutive monthly installments.
Life Insurance. As an incentive for executive officers to remain with the Corporation and the Bank, the Corporation also provides a life insurance program (the “Life Insurance Program”) for the named executive officers of the Bank other than Mr. Smith. Under the Life Insurance Program, the Bank purchased a life insurance policy on behalf of and pays the premiums on behalf of each executive officer of the Bank. The policy is owned by the individual and is intended to be fully paid at age 65 for those who were 55 or older, and at age 60 for those who were less than 55 years of age at the time the program was started.
Employee Benefit Plans
401(k) Savings Plan. The First Financial Corporation Employees’ 401(k) Savings Plan (the “Savings Plan”) is a qualified salary reduction plan within the meaning of Code Section 401(k) available to substantially all of the employees of the Corporation and its subsidiaries. Under the Savings Plan all eligible employees may elect to have a portion of their compensation deferred and contributed to their individual accounts within the Savings Plan Trust. Subject to limits established under the Internal Revenue Code, contributions may be directed in any whole percentage between 1% and 50% of the employee’s base compensation and certain variable pay including overtime pay, bonuses, commissions, but excluding welfare benefits, deferred compensation, reimbursements and expense allowances. Amounts contributed to a participant’s individual account in the Savings Plan may be invested, at the direction of the Savings Plan participant, in certain investment fund choices made available for that purpose.
Retirement Plans. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”) and the First Financial Corporation Employees’ Pension Plan (the “Pension Plan”) for the benefit of substantially all of the employees of the Corporation and its subsidiaries. These plans together constitute a “floor offset” retirement program, so that the Pension Plan provides each participant with a minimum benefit which is offset by the benefit provided by the ESOP.
Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP, which will be primarily invested by the Bank, as the ESOP trustee, in the Corporation’s common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP. Participants have the right to direct the voting of the shares of the Corporation’s stock allocated to their accounts under the ESOP on all corporate matters. Participants may elect to receive a direct payment of dividends paid on shares of the Corporation’s common stock allocated to their accounts or to have the dividends reinvested in Corporation common stock within the ESOP. Upon completing ten years of participation in the ESOP and attaining age 55 1/2, an ESOP participant may elect to diversify over a six-year period up to 50% of the Corporation’s common stock allocated to the participant’s ESOP account.
For the year ended December 31, 2008, the Corporation contributed 33,015 shares of the Corporation’s stock valued at $1,276,360 to the ESOP. The stock will be allocated to the individual ESOP accounts of the participants who are eligible to receive allocations of those contributions, effective as of December 31, 2008, although the allocation to the individual accounts had not been made or calculated as of the date of mailing of this Proxy Statement.

Defined Benefit Plan. The Pension Plan is a defined benefit pension plan sponsored by the Corporation for the benefit of substantially all of the employees of the Corporation and its subsidiaries. The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the vested portion of the participant’s ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. Unless the participant elects an alternate form of benefit under the Pension Plan, the normal retirement benefit, if any, payable under the Pension Plan, will begin at the later of the participant’s retirement or age 65 and be paid monthly for as long as the participant lives. Messrs. Lowery, Carty, Clary and White, having surpassed their 55th birthday and served the Corporation for more than 5 years, are eligible for early retirement under the Pension Plan. The Pension Plan allows for an early retirement benefit equal to a participant’s accrued benefit, determined before the reduction for the monthly ESOP benefit, reduced by 1/180 for each full month for the first five years and 1/360 for each full month for the next five years that the commencement of benefit payments precedes the participant’s normal retirement date.
The following table shows the estimated annual benefits payable under the Pension Plan upon retirement at age 65 in 2008 for various periods of Benefit Service at specified levels of remuneration. A participant’s Final Average Annual Compensation shown under the Pension Plan is generally based on the salary and bonus set forth in the Summary Compensation Table.

Years of
Benefit	Final Average Annual Compensation(1)
Service	$70,000	$100,000	$130,000	$160,000	$190,000	$220,000	$250,000	$300,000
10	$14,650	$22,600	$30,550	$38,500	$46,450	$54,400	$62,350	$75,600
20	29,300	45,200	61,100	77,000	92,900	108,800	124,700	151,200
30	36,950	57,800	78,650	99,500	120,350	141,200	162,050	196,800
40	37,275	59,100	80,925	102,750	124,575	146,400	168,225	204,600

(1)
The amounts indicated in the chart will be offset by any ESOP benefit the participant has. If the ESOP benefit is greater than the Pension Plan benefit, then no benefit will be paid by the Pension Plan. To the extent the Pension Plan benefit exceeds the ESOP benefit, such excess will be paid by the Pension Plan.

Explanation of ESOP/Pension Plan Offset Arrangement. The offset between the ESOP and the Pension Plan works in the following manner. If a participant’s ESOP benefit exceeds the benefit he has accrued under the Pension Plan, the participant will receive his ESOP benefit in lieu of the Pension Plan benefit. For example, a participant’s ESOP benefit is $120,000 and his Pension Plan benefit is $100,000. The $120,000 benefit will be paid from the ESOP and $0 will be paid from the Pension Plan. However, if a participant’s Pension Plan benefit exceeds his ESOP benefit, then the participant will receive his ESOP benefit along with the amount the Pension Plan benefit exceeded the ESOP benefit paid from the Pension Plan. For example, a participant’s ESOP benefit is $100,000 and his Pension benefit is $120,000. The $100,000 benefit will be paid from the ESOP and $20,000 will be paid from the Pension Plan.
Executive Supplemental Retirement Plan. The First Financial Corporation Executive Supplemental Retirement Plan (the “ESRP”) provides supplemental retirement benefits for a select group of management or highly compensated employees to help recompense the employees for benefits reduced due to the imposition of Code limitations on benefits under the Pension Plan. Amounts payable under the ESRP are offset by amounts payable under the First Financial Executives’ Deferred Compensation Plan. The ESRP was frozen effective December 31, 2004 to exempt all amounts under the ESRP from Code Section 409A. The Board adopted The First Financial Corporation 2005 Executive Supplemental Retirement Plan (the “2005 ESRP”) as a replacement plan, effective January 1, 2005. The 2005 ESRP is designed to comply with Code Section 409A. Amounts payable under the ESRP will be offset by amounts payable under the First Financial Corporation Executives’ Deferred Compensation Plan and amounts payable under the 2005 ESRP will be offset by amounts payable under the First Financial Corporation 2005 Executives’ Deferred Compensation Plan.
Executives’ Deferred Compensation Plan. The First Financial Executives’ Deferred Compensation Plan (the “EDC Plan”) permits a select group of management or highly compensated employees to elect to defer compensation from the employers, in addition to that which can be deferred under the Savings Plan, without regard to the limitations imposed by the Internal Revenue Code on the amount of compensation which may be deferred. The EDC Plan also provides for a supplemental ESOP benefit which is equal to the amount of the benefit a participant would have been allocated under the ESOP if not for the limitations imposed by the Internal Revenue Code on the ESOP. Amounts payable under the supplemental ESOP portion of the EDC Plan will offset amounts payable under the ESRP. The EDC Plan was frozen effective December 31, 2004 to exempt all amounts accrued under the EDC from Code Section 409A. The Board adopted the First Financial Corporation 2005 Executives’ Deferred Compensation Plan (the “2005 EDC Plan”) as a replacement plan, effective January 1, 2005. The 2005 EDC Plan is designed to comply with Code Section 409A. Amounts payable under the 2005 EDC Plan will offset amounts payable under the 2005 ESRP.

Explanation of ESRP/EDC Arrangement. The offset between the ESRP and the EDC works just like the ESOP/Pension Plan offset. If a participant’s EDC benefit exceeds the benefit he has accrued under the ESRP, the participant will receive his EDC benefit in lieu of the ESRP benefit. For example, a participant’s EDC benefit is $120,000 and his ESRP benefit is $100,000. The $120,000 benefit will be paid from the EDC and $0 will be paid from the ESRP. However, if a participant’s ESRP benefit exceeds his EDC benefit, then the participant will receive his EDC benefit along with the amount the ESRP benefit exceeded the EDC benefit paid from the ESRP. For example, a participant’s EDC benefit is $100,000 and his ESRP is $120,000. The $100,000 benefit will be paid from the EDC and $20,000 will be paid from the ESRP.
Employment Agreement
The Bank agreed to enter into an Employment Agreement with Norman L. Lowery, its President and Chief Executive Officer, upon the beginning of Mr. Lowery’s employment in January 1996. The Employment Agreement was finalized and became effective in 1997. It has been extended each year since that time, and was last extended effective January 1, 2009. The Employment Agreement is a five-year agreement which may be extended on each anniversary by the Board of Directors of the Bank for an additional one-year term. During the period of his employment, the Employment Agreement requires that Mr. Lowery devote all of his full business time, attention, skill and efforts to the faithful performance of his duties. He has also agreed to the following nonsolicitation, noncompetition and nondisclosure provisions:
Nonsolicitation. For a one year period after termination for any reason or the expiration of the term, Mr. Lowery will not: (i) solicit any non-legal business of any party which is a customer of the Bank at the time of such termination or during the one-year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Bank to terminate, reduce, limit or change their business or relationship with the Bank, or (iii) induce, request or attempt to influence any employee of the Bank to terminate his employment with the Bank.
Noncompetition. In the event Mr. Lowery voluntarily terminates his employment with the Bank, he will not during the period of his employment, and for a period of two years following termination: (i) engage in the same trade or business as the Bank which would conflict with the interests of the Bank or in a trade or business competitive with that of the Bank; or (ii) offer or provide employment to any person who then currently is, or who within one year prior to such offer has been, a management-level employee of the Bank.
Nondisclosure. Mr. Lowery will not, directly or indirectly, use any “confidential information” (as defined in the agreement) for any purpose other than for the benefit of the Bank provide any confidential information except as required in the normal course of his service as a consultant or employee of the Bank during the term of the agreement and following termination of the agreement until either (i) such confidential information becomes obsolete; or (ii) such confidential information becomes generally known in the Bank’s trade or industry by means other than a breach of this covenant.
Under the Employment Agreement, Mr. Lowery receives an annual salary equal to his current salary, which is $485,509 for 2009, subject to increases approved by the Board of Directors, and is entitled to participate in other bonus and fringe benefit plans available to the Corporation’s and the Bank’s employees. Additional information regarding the terms of the Employment Agreement is included in the narrative discussion under “Potential Payment Upon Termination or Change in Control of the Corporation” on page 13.
Accounting and Tax Considerations
We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Code Section 162(m), a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to payment of regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.
Compensation Committee Report
The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.
Members of the Compensation Committee
/s/ Anton H. George /s/ Ronald K. Rich /s/ William J. Voges
SUMMARY COMPENSATION TABLE
The table on the following page sets forth information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers who served in such capacities as of December 31, 2008, each of which had total annual compensation exceeding $100,000 in 2008 or in either of the preceding two years (the “named executive officers”), for services rendered to the Corporation during the fiscal year ended December 31, 2008. Each of these individuals has held the listed position for at least five years.

						Change in
						Pension Value
					Non-Equity	and
					Incentive	Nonqualified
					Plan	Deferred	All Other
Name, Age and					Compensation	Compensation	Compensation		Total
Principal Position	Year	Salary ($)		Bonus ($)	($)	Earnings ($)	($)		($)
(a)	(b)	(c)		(d)	(g)(1)	(h)(2)	(i)(3)		(j)
Donald E. Smith, 82	2008	$618,640	(4)	$160,000	$508,000	0	0	(3)	$1,286,640	(3)
Chairman of the Board	2007	$596,066		$160,000	$463,900	0	0		$1,219,966
and President	2006	$576,897		$160,000	$429,000	0	0		$1,165,897

Norman L. Lowery, 62	2008	$512,128	(5)	$150,000	$423,200	$145,385	$30,477	(3)(8)	$1,261,190	(3)
Vice Chairman and	2007	$492,224		$150,000	$386,500	$246,478	$32,698		$1,307,900
Chief Executive Officer	2006	$477,050		$150,000	$357,300	$54,774	$27,380		$1,066,504

Michael A. Carty, 58	2008	$194,948	(6)	$20,000	$100,300	0	$1,200	(3)((9)	$316,448
Chief Financial Officer	2007	$188,284		$20,000	$91,600	$184,180	$1,200		$485,264
	2006	$181,775		$20,000	$84,700	0	$1,200		$287,675

Richard O. White, 61	2008	$157,630		$12,000	$99,700	$0	$1,200	(3)(9)	$270,530	(3)
Senior Vice President	2007	$152,316		$12,000	$81,900	$209,064	$1,200		$456,480
of First Financial	2006	$147,900		$12,000	$75,690	$0	$1,200		$236,790
Bank, N.A.

Thomas S. Clary, 57	2008	$173,040	(7)	$15,000	$81,720	$31,582	$2,344	(3)(9)	$303,686	(3)
Chief Credit	2007	$166,516		$15,000	$74,700	$28,108	$2,344		$286,668
Officer and Senior	2006	$161,390		$15,000	$69,210	$24,903	$2,344		$272,847
Vice President of First Financial Bank, N.A.

(1)
The amounts in column (g) reflect amounts awarded pursuant to the 2005 Long-Term Incentive Compensation Plan, which is discussed in more detail on page 7 of the Compensation Discussion and Analysis section of this Proxy Statement.

(2)
The amounts in column (h) reflect the actuarial increase in the present value of the named executive officers’ benefits under the Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and includes amounts which the named executive officer may not be entitled to receive because such amounts are not vested. Because the ESOP and the Pension Plan constitute a “floor offset” retirement program as described on page 8, this column represents amounts that are required to be paid under the Pension Plan because they are not offset by the executive’s ESOP benefit.

(3)
Allocations to the named individual’s respective account in the First Financial Corporation Employee Stock Ownership Plan for 2008, which are properly included in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 2007 were as follows: $11,430 for Mr. Smith; $11,430 for Mr. Lowery; $10,398 for Mr. Carty; $8,771 for Mr. Clary; and $8,408 for Mr. White.

(4)	Includes $13,500 for service as a director of the Corporation and $18,500 for service as a director of the Bank.

(5)
Includes $7,500 for service as a director of the Corporation, $12,500 for service as a director of the Bank, $12,000 in deferred director fees and $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank).

(6)
Includes $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank).

(7)
Includes $4,800 for service as an advisory director to the Bank’s Sullivan region, $6,200 for service as a director of The Morris Plan Company of Terre Haute, Inc. (a subsidiary of the Corporation) and $200 for service as a manager of First Financial Real Estate LLP (a real estate investment trust of the bank).

(8)
Includes (a) the premiums paid by the Corporation pursuant to a life insurance program for named executive officers, and (b) $25,582 accrued under the Executive Deferred Compensation Plan, which is discussed in more detail on page 9 of the Compensation Discussion and Analysis section of this Proxy Statement.

(9)	Represents the premiums paid by the Corporation pursuant to a life insurance program for named executive officers.

Grants of Plan-Based Awards
The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2008, pursuant to the Corporation’s 2005 Long Term Incentive Plan, which is discussed in more detail on page 7 of the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
(a)	(b)	(c)		(d)		(e)
Donald E. Smith	N/A	$457,200		$508,000	(2)	$558,800
Norman L. Lowery	N/A	$380,880		$423,200	(2)	$465,520
Michael A. Carty	N/A	$90,270		$100,300	(2)	$110,330
Richard O. White	N/A	$89,730		$99,700	(2)	$109,670
Thomas S. Clary	N/A	$81,720	(2)	$90,800		$99,880

(1)
Awards of compensation equal 90%, 100% or 110% of the individual’s award amount. The percentage of the award made is dependent upon whether the participant attains either the first, second or third target level of performance goals established by the Compensation Committee for the Corporation and each subsidiary financial institution. If the first target level is not attained, no award is made. If the first, second or third levels of the performance goals are attained, the award will equal 90%, 100% or 110% of the award amount, respectively. Awards for 2008 were based on weighted point totals related to goals established for the Corporation, the Bank and various product line performance. Goals include net income, product growth, contribution to income, and the containment of agreed levels of controllable expenditures for the respective participants.

(2)
For the fiscal year 2008, Messrs. Smith, Lowery, Carty and White achieved the “Target” level award and Mr. Clary achieved the “Threshold” level award, which amounts are included in the named executive officer’s compensation in column (g) of the Summary Compensation Table on page 11 of this Proxy Statement.

Pension Benefits
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Corporation’s Qualified Pension Benefit Plan (the “Pension Plan”), the Corporation’s Executive Supplemental Retirement Plan, which was frozen on December 31, 2004 (the “Frozen ESRP”), and the Corporation’s 2005 Executive Supplemental Retirement Plan (the “2005 ESRP”). The benefits were determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree. Information regarding these plans can be found on page 12 of the Compensation Discussion and Analysis section of this Proxy Statement.

		Number of	Present Value		Payments
		Years of Credited	of Accumulated		During Last
Name	Plan Name	Service (#)	Benefit ($)		Fiscal Year ($)
(a)	(b)	(c)	(d)(1)		(e)
Donald E. Smith	Qualified Pension Plan	40	0	(2)	0
Norman L. Lowery	Qualified Pension Plan	13	$465,553	(3)(5)	0
	Frozen and 2005 ESRP	13	$927,761	(4)(5)	0
Michael A. Carty	Qualified Pension Plan	33	$176,429	(3)(5)	0
Richard O. White	Qualified Pension Plan	40	$64,294	(3)(5)	0
Thomas S. Clary	Qualified Pension Plan	7	$145,940	(3)(5)	0

(1)
The calculation of present value of accumulated benefit assumes a discount rate of 5.87% and mortality based on the 2008 IRS Current Liability Tables. Benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree.

(2)
Mr. Smith is not entitled to a benefit from the Pension Plan because the value of his ESOP benefit exceeds the value of his Pension Plan benefit pursuant to the floor offset arrangement discussed on page 8.

(3)	These amounts represent the amount that Messrs. Lowery, Carty, White and Clary’s Pension Plan benefit exceeds their ESOP benefit pursuant to the floor offset arrangement discussed on page 8.

(4)	This amount represents the amount Mr. Lowery’s Executive Supplemental Retirement benefit exceeds his Executive Deferred Compensation benefit.

(5)
As Messrs. Lowery, Carty, White and Clary were over 55 years of age and had more than five years of service as of December 31, 2008, they would have qualified for early retirement benefits equal to approximately 80%, 60%, 73% and 57%, respectively, of their full retirement benefit if they had retired at December 31, 2008.

Nonqualified Deferred Compensation For 2008
Pursuant to the Corporation’s Executive Deferred Compensation Plan, which was frozen on December 31, 2004 (the “EDC”), and the Corporation’s 2005 Executive Deferred Compensation Plan (the “2005 EDC Plan”), the Corporation permits certain management and highly compensated employees to defer a portion of their compensation and also provides supplemental benefits to certain highly compensated employees to recompense the employees for benefits lost due to the imposition of Code limitations in the ESOP. The amounts shown below represent the accumulated benefit cost to the Corporation for these plans.

					Aggregate	Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Balance at
		Contributions	Contributions	Earnings in	Distributions	Last FYE
Name		in Last FY ($)	in Last FY ($)	Last FY ($)	($)	($)
(a)	Plan Name	(b)	(c)(1)	(d)(2)	(e)	(f)(3)
Norman L. Lowery	Frozen and 2005 EDC Plan	0	$25,582	$89,145	0	$482,811
Richard O. White	Frozen EDC Plan	0	0	0	0	$12,519

(1)	These amounts are included in the named executive officer’s compensation in column (g) of the Summary Compensation Table on page 11 of this Proxy Statement.

(2)	These amounts include the aggregate earnings related to the employee’s contributions made over the years in the amounts of $89,145 and $0 for Messrs. Lowery and White, respectively.

(3)
These amounts include the aggregate balance at the last fiscal year related to the employee’s contributions, earnings and appreciation over the years in the amounts of $176,456 and $12,519 for Messrs. Lowery and White, respectively.

Potential Payments Upon Termination or Change in Control of the Corporation
Employment Agreement with Norman L. Lowery
The Corporation entered into a five-year employment agreement with Mr. Lowery in 1997. The employment agreement, which may be extended each year by the board of directors of the Bank for an additional one-year term, was last extended for an additional one-year term in January 2009. Mr. Lowery must satisfy the terms of the agreement, including its nonsolicitation, noncompetition and nondisclosure provisions, to receive the following severance benefits, in addition to any benefits he is due under the Corporation’s qualified and nonqualified employee benefit plans:
• Termination For Cause, Death or Disability: If Mr. Lowery is terminated for “cause” (as defined below), death or disability, he is entitled to receive the base salary, bonuses, vested rights, and other benefits due him through his date of termination. Any benefits payable under insurance, health, retirement, bonus, incentive (including, but not limited to, the 2001 or 2005 Long Term Incentive Plans), performance or other plans as a result of his participation in such plans through such date of termination will be paid when and as due under those plans.
For purposes of the agreement, “cause” is defined as: (i) an intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by Mr. Lowery in the course of his employment or director service; (ii) intentional wrongful damage by Mr. Lowery to the business or property of the Bank; (iii) breach by Mr. Lowery of any confidentiality or non-disclosure obligation; (iv) gross negligence or insubordination in the performance of his duties; or (v) removal or permanent prohibition of Mr. Lowery from participating in the Bank’s affairs by order under the Federal Deposit Insurance Act.
• Termination by Company Without Cause or by Employee For Good Reason: If Mr. Lowery is terminated without “cause” or if he terminates his employment for “good reason” (as defined below), and such termination does not occur in connection with, or within 12 months after a “change in control,” he will receive an amount equal to the sum of the following benefits as if he had terminated employment on December 31, 2008: (i) four times his base salary and bonuses; (ii) the Corporation’s portion of the cost of obtaining health insurance for himself and his spouse and child living in his home for a period of four years; (iii) the cost of obtaining disability insurance for a period of four years; (v) the cost of obtaining life insurance for a period of four years; (vi) the cost of existing professional and club dues for a period of four years, (vii) the cost of continuing legal education for a period of four years; (viii) the cost of automobile benefits for a period of four years; (ix) four times the benefit accrued in 2008 under the 2005 Executive Supplemental Retirement Plan; (x) four times the benefit accrued in 2008 under the 2005 Executive Deferred Compensation Plan; (xi) four times the benefit accrued in 2008 under the Employees’ Pension Plan; (xii) four times the benefit accrued in 2008 under the Employee Stock Ownership Plan. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by Mr. Lowery had he continued participation in the benefit plan or program instead of receiving cash reimbursement.

For purposes of the agreement, “good reason” means the occurrence of any of the following events, which has not been consented to in advance by Mr. Lowery in writing: (i) the requirement that Mr. Lowery move his personal residence; (ii) a reduction of ten percent or more in Mr. Lowery’s base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank; (iii) the failure by the Bank to continue to provide Mr. Lowery with the base salary, bonuses or benefits provided for in the Employment Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those sections or under any benefit plan or program in which he now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive Mr. Lowery of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank; (v) the assignment to Mr. Lowery of duties and responsibilities materially different from those normally associated with his position; (vi) a failure to elect or re-elect Mr. Lowery to the Board of the Bank or a failure on the part of the Corporation to honor its obligation to nominate him to the Board of the Corporation; (vii) a material diminution or reduction in Mr. Lowery’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank; or (viii) a material reduction in the secretarial or administrative support of Mr. Lowery.
• Termination due to Retirement: If Mr. Lowery voluntarily retires, he will receive full health, life and disability coverage for himself, his spouse and his children living in his home until both he and his spouse are eligible for Medicare. When both Mr. Lowery and his spouse are eligible for Medicare, the Bank agrees to pay for supplemental coverage until both his and his spouse’s death. He is also entitled to receive a life insurance policy on his life in the amount of $350,000 and a life insurance policy on his life in the amount established by the Bank’s insurance program for executive officers.
• Termination Following Change in Control: If Mr. Lowery is terminated for other than “cause” or is constructively discharged and this occurs in connection with, or within 12 months following a “change in control” (as defined below) of the Bank or Corporation he would be entitled to an amount equal to the greater of the amount he would receive if he was terminated by the Corporation without cause; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining, for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive as of the date of termination. Mr. Lowery is also entitled to the payment provided for in this paragraph if a change in control occurs that was not approved by a majority of the Board regardless of whether his employment is terminated within 12 months. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, the amount due Mr. Lowery will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Code (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.
• Termination for Good Reason: If Mr. Lowery terminates employment following one of the events specified above under the definition of good reason (with the exception that reason (i) above is modified to state a requirement that he perform his principal executive functions more than 30 miles from Terre Haute, Indiana) within 12 months following a change in control of the Bank or the Corporation, he is entitled to an amount equal to the greater of the compensation and benefits described above if he was terminated by the Corporation without cause; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, the amount due Mr. Lowery will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Code and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.
For purposes of the agreement, “change in control” means:
(i) Change in Ownership. Any person, or group of persons acquires ownership of stock of the Bank or the Corporation that, together with stock held by the person or group, constitutes more than 50% of the total fair market value or total voting power of the stock. However, if any person or group is considered to own more than 50% of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Bank or the Corporation.
(ii) Change in the Effective Control. (a) Any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Bank or the Corporation possessing 35% or more of the total voting power; or (b) A majority of members of the Board is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Corporation’s Board prior to the date of the appointment or election.

(iii) Change in the Ownership of a Substantial Portion of the Bank’s or First Financial Corporation’s Assets. Any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Bank or the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Bank or the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no change in control when there is a transfer to an entity that is controlled by the shareholders of the Bank or the Corporation immediately after the transfer.
Notwithstanding the foregoing, the acquisition of Bank or the Corporation stock by any retirement plan sponsored by the Bank or an affiliate of the Bank will not constitute a change in control.
If Mr. Lowery qualifies as a “key employee” at the time of his separation from service, the Corporation may not make certain payments earlier than six months following the date of his separation from service (or, if earlier, the date of his death). In this event, payments to which Mr. Lowery would otherwise be entitled during the first six months following the date of his separation from service will be accumulated and paid to Mr. Lowery on the first day of the seventh month following his separation from service. Mr. Lowery is currently considered a “key employee” for this purpose.
2001 and 2005 Long-Term Incentive Plans
The Corporation entered into award agreements with Messrs. Smith, Lowery, Carty, White and Clary under the 2001 and 2005 Plans. They are entitled to the following benefits upon a “change in control” (as defined below):
Mr. Smith: In addition to the benefits otherwise payable, if Mr. Smith is terminated within 12 months following a change in control, for reasons other than “cause” (as defined below), disability or death, he will be paid the vested account balance under the 2001 and 2005 Plans as of the December 31 of the year preceding the year of termination, plus the “projected amount” under the 2005 Plan, which is the projected payment to Mr. Smith assuming a 100% award level for the remaining term of the award beginning with the year of the separation from service. Any payments from the Corporation or the Bank which are determined to be payments subject to the “golden parachute” rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Code Sections 280G and 4999 (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The applicable amount will be paid in one single sum, for the 2001 and 2005 Plan, within 180 days following termination of employment.
Mr. Lowery: In addition to the benefits otherwise payable, if Mr. Lowery, is terminated within 12 months following a change in control, for reasons other than cause, disability or death, he will be paid the vested account balance under the 2001 and 2005 Plans as of the December 31 of the year preceding the year of termination, plus the “projected amount” under the 2005 Plan, which is the projected payment to Mr. Lowery assuming a 100% award level for the remaining term of the award beginning with the year of the separation from service. Any payments from the Corporation or the Bank which are determined to be payments subject to the “golden parachute” rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Code Sections 280G and 4999 (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The applicable amount will be paid in one single sum, for the 2001 and 2005 Plans, within 180 days following termination of employment.
Messrs. Carty, White and Clary: In addition to the benefits otherwise payable, if Messrs. Carty, White or Clary are terminated within 12 months following a change in control, for reasons other than cause, disability or death, they will be paid the vested account balance under the 2001 and 2005 Plans as of the December 31 of the year preceding the year of termination under both Plans.
For purposes of the 2001 and 2005 Plans, “cause” is defined as: (i) an intentional act of fraud, embezzlement, theft or personal dishonesty, willful misconduct or breach of fiduciary duty involving personal profit by the participant in the course of his employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Corporation or its subsidiaries; (ii) intentional wrongful damage by the participant to the business or property of the Corporation or its subsidiaries, causing material harm to the Corporation or its subsidiaries; (iii) breach by the participant of any confidentiality or non-disclosure and non-solicitation agreement in effect from time to time with the Corporation or its subsidiaries; (iv) gross negligence or insubordination by the participant in the performance of his or her duties; or (v) removal or permanent prohibition of the participant from participating in the conduct of the affairs of the Corporation or any of its subsidiaries, by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).
For purposes of the 2001 and 2005 Plans, “change in control” is defined as:
(i) Merger. The Corporation merges into or consolidates with another corporation or business entity, or merges another corporation or business entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation or business entity immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership. A report on Schedule 13D, or a successor form or schedule is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the report discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of the Corporation’s voting securities after the effective date of the 2001 or 2005 Plan, but this provision shall not apply to beneficial ownership of voting shares of the Corporation held in a fiduciary capacity by a subsidiary of the Corporation or to beneficial ownership of voting shares of the Corporation held by the ESOP;
(iii) Change in Board Composition. During any period of two consecutive years, individuals who constitute the Board at the beginning of the two year period cease for any reason to constitute at least a majority thereof. However, each director who, by a vote of at least two-thirds of the directors who were directors at the beginning of the period, is first (a) nominated by the Board for election by stockholders, or (b) elected to fill a vacancy on the Board, shall be deemed to have been a director at the beginning of the two-year period.
(iv) Sale of Assets. The Corporation (a) transfers substantially all of its assets to another corporation or business entity which is not a wholly-owned subsidiary of the Corporation, or (b) sells substantially all of the assets of a subsidiary or affiliate which constitutes 20% or more of the assets of the Corporation and is a subsidiary or affiliate as of the effective date of the 2001 or 2005 Plan.
The table on the following page sets forth the severance and change in control benefits for each named executive officer under the specifically described scenarios as if such change in control and termination occurred as of December 31, 2008.

				Termination by
				Corporation
				Without Cause,
				by Executive for		Termination		Amounts
				Good Reason or		Within 12		Payable under
				Within 12 Months		Months After		Internal Revenue
		Termination		After Change		Change in		Code Section
		due to		in Control		Control		280G Gross Up
		Retirement		(Employment		(2005 Plan)		Provisions
Name	Plan Name	($)		Agreement) ($)		($)		($)
(a)	(b)	(c)		(d)		(e)		(f)
Donald E. Smith	2005 LTIP	—		—		$3,740,600	(4)	—
Norman L. Lowery	2005 LTIP	—		—		$3,116,000	(4)	—
	Employment Agreement	$221,994	(1)(2)	$3,733,441	(1)(3)	—		$1,881,213
Michael A. Carty	2005 LTIP	—		—		$654,800	(4)	—
Richard O. White	2005 LTIP	—		—		$625,390	(4)	—
Thomas S. Clary	2005 LTIP	—		—		$449,072	(4)	—

(1)
Calculation of the health insurance amounts were based on the assumptions used for financial reporting purposes under generally accepted accounting principles assuming (i) termination occurred on December 31, 2008; (ii) termination was as a result of retirement or change in control; and (iii) a 5.5% discount rate. Calculation of the life insurance amounts were based on the cost of buying a fully paid policy as of December 31, 2008.

(2)	This amount consists of (i) $90,000 for health, life and disability coverage; (ii) $107,519 for the $350,000 life insurance policy; and (iii) $24,475 for the executive officer life insurance policy.

(3)
This amount consists of (i) $2,542,035 for base salary and bonuses; (ii) $90,000 for health, life and disability coverage; (iii) $107,519 for the $350,000 life insurance policy; (iv) $24,475 for the executive officer life insurance policy; (v) $21,204 for professional and club dues; (vi) $1,680 for continuing legal education; (vii) $49,000 for automobile benefits; (viii) $181,292 for his Pension Plan benefit; (ix) $45,720 for his ESOP benefit; (x) $400,248 for his ESRP benefit; (xi) $102,328 EDC Plan benefit; and (xii) $167,940 representing the payment of items (ii)-(vii) net of all income and payroll taxes, as discussed on page 13.

(4)
All participants in the plans are entitled to receive their respective vested benefits upon the occurrence of any change of control as listed on page 15. In addition, Messrs. Smith and Lowery are entitled to receive their remaining projected benefit under the 2005 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 11, 2009, the number and percentage of shares of common stock held by each person or entity known to the Corporation to own beneficially more than five percent (5%) of the issued and outstanding common stock of the Corporation:

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Outstanding
First Financial Corporation Employee Stock Ownership Plan One First Financial Plaza Terre Haute, IN 47807	822,547	(1)	6.27%
PNC Financial Services Group Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	1,194,141		9.10%
Princeton Mining Company State Road 46 South Terre Haute, IN 47803	1,310,074		9.98%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	877,065		6.69%

(1)	Represents shares held in trust by the Corporation’s subsidiary, First Financial Bank, N.A.
The following table shows as of March 11, 2009, the number of our common shares beneficially owned (unless otherwise indicated) by the Corporation’s nominees for election as directors, the executive officers named in the Summary Compensation Table, and the directors and executive officers of the Corporation as a group:

	Number of Shares		Percent of Shares
Name	Beneficially Owned(1)		Outstanding
W. Curtis Brighton	13,000		*
Michael A. Carty	16,700	(2)	*
Thomas S. Clary	1,186	(3)	*
B. Guille Cox, Jr.	81,992	(4)	*
Thomas T. Dinkel	13,223		*
Anton H. George	618		*
Gregory L. Gibson	76,962		*
Norman L. Lowery	20,163	(5)	*
Ronald K. Rich	2,050		*
Virginia L. Smith	12,423		*
Donald E. Smith	170,067	(6)	1.29%
William J. Voges	267,074		2.04%
Richard O. White	22,446	(7)	*
All directors and executive officers as a group (13 persons)	697,904		5.32%

*	Represents less than 1% of the Corporation’s outstanding common shares.

(1)
The information contained in this column is based upon stockholder records of the Corporation and information furnished to the Corporation by the individuals identified above. Unless otherwise indicated, each individual has sole voting and investment power of the shares indicated.

(2)	Includes 16,562 shares held for Mr. Carty’s account in the First Financial Corporation Employee Stock Ownership Plan.

(3)	Includes 1,186 shares held for Mr. Clary’s account in the First Financial Corporation Employee Stock Ownership Plan.

(4)
Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 117,968 shares (0.90%). These shares are not reflected in the number of shares or percent of class attributed to him in the above table.

(5)	Includes 4,481 shares held for Mr. Lowery’s account in the First Financial Corporation Employee Stock Ownership Plan.

(6)	Includes 164,645 shares held for Mr. Smith’s account in the First Financial Corporation Employee Stock Ownership Plan.

(7)	Includes 22,446 shares held for Mr. White’s account in the First Financial Corporation Employee Stock Ownership Plan.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP
AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors appointed Crowe Horwath LLP (“Crowe Horwath”), as the Corporation’s independent registered public accounting firm to audit the books, records and accounts of the Corporation for 2008 and 2007. At its March 10, 2009 meeting, the Audit Committee recommended and approved the appointment of Crowe Horwath as the Corporation’s independent public accounting firm to audit the books, records and accounts of the Corporation for 2009. The Corporation is seeking ratification of such action. Representatives of Crowe Horwath are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.
Report of the Audit Committee
In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (“Committee”) assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. All of the members of the Committee are independent, as defined in the Corporation’s listing requirements, from management and the Corporation. During the current year, the Committee met four times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller and independent auditors prior to public release.
In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3250, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit functions organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.
The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.
The Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
Anton H. George, Audit Committee Chairman          Thomas T. Dinkel          Ronald K. Rich
Fees Paid to Crowe Horwath LLP
The following table sets forth the aggregate fees billed by Crowe Horwath for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2008 and fiscal year 2007 and for other services rendered during fiscal year 2008 and fiscal year 2007 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation:

	2008	2007
Audit Fees	$285,000	$295,000
Audit-Related Fees	4,500	6,250
Tax Fees	62,780	75,705
All Other Fees	4,000	4,000

Total	$356,280	$380,955

Audit Fees. Consists of fees billed for professional services rendered for (i) the audit of the Corporation’s consolidated financial statements, (ii) the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, (iii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iv) the services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements, and (v) attest services, except those not required by statute or regulation.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and performance of attestation services for student loan servicing for 2008 and 2007.
Tax Fees. Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, and assistance with tax audits and appeals. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.
All Other Fees. All other fees include Sarbanes-Oxley Section 404 (SOX 404) and internal audit software licensing fees in both years.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation’s directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC, except for Mr. Voges who inadvertently filed a late Form 3.
SHAREHOLDER PROPOSALS
Under our bylaws, no business may be brought before an annual meeting unless in one of the following ways: (i) it is specified in the notice of the meeting (which includes shareholder proposals that the Corporation is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934); (ii) such business is otherwise brought before the meeting by or at the direction of the Board of Directors; or (iii) such business is brought before the meeting by a shareholder who has delivered notice to the Corporation (containing certain information specified in our bylaws) not less than 120 days prior to the meeting, or December 16, 2008 for purposes of the 2009 Annual Meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Corporation’s proxy statement. All proposals and notifications should be addressed to the Secretary of the Corporation.
Any proposals which shareholders desire to present at the 2010 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 18, 2009 to be considered for inclusion in the Corporation’s proxy material for that meeting. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stock holding requirement. All proposals must be a proper subject for action at the 2010 Annual Meeting.
For additional information regarding the shareholder nomination process, please see “Communications with Independent Directors” on page 6.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE 2009 ANNUAL MEETING
The U.S. Securities and Exchange Commission recently adopted new e-proxy rules that require companies to post their proxy materials on the internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this Proxy Statement, we have chosen to follow the SEC’s “full set” delivery option, and therefore, although we are posting a full set of our proxy materials (this Proxy Statement, the Proxy Card and our Annual Report to Shareholders for the fiscal year ended December 31, 2008) online, we are also mailing a full set of our proxy materials to our shareholders by mail. The Corporation’s Proxy Statement for the 2009 Annual Meeting of Shareholders, Proxy Card and Annual Report to Shareholders for the fiscal year ended December 31, 2008, are available at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100502&GKP=203209
We are mailing a full set of our printed proxy materials to shareholders of record on or about March 25, 2009. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above. These proxy materials will be available free of charge.
ADDITIONAL INFORMATION
UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2008. ADDRESS ALL REQUESTS TO:
MICHAEL A. CARTY, SECRETARY & TREASURER
FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA • P.O. BOX 540 • TERRE HAUTE, INDIANA 47808
OTHER MATTERS
As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Corporation will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors,

/s/ Donald E. Smith

DONALD E. SMITH
Chairman of the Board and President
March 25, 2009

Exhibit A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
FIRST FINANCIAL CORPORATION
Purpose
The Audit Committee (the Committee) is appointed by the Board of Directors (the Board) to assist the Board in fulfilling its oversight responsibilities with respect to monitoring (1) the integrity of the financial statements of First Financial Corporation (the Company), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the Commission) to be included in the Company’s annual proxy statement.
Committee Membership
The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of NASDAQ STOCK MARKET, INC., Section 10A (m)(3) of the Securities Exchange Act of 1934 (the Exchange Act) and the rules and regulations of the Commission. As required by the Commission, if a member of the Committee meets the definition of a financial expert, as defined by the Commission, that member shall be so designated. The members of the Committee shall be appointed by the Board.
Meetings
The Committee will meet at least quarterly but reserves the right to meet as often as it shall determine. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.
The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Company. The Committee shall periodically make reports to the Board.
Committee Authority and Responsibilities
The Committee shall have sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.
The Committee shall preapprove all auditing services and permitted non-audit services to be performed for the Corporation by its independent auditor. The Committee shall also approve fees for services as outlined in engagement letters or quoted by the independent auditors. Fees for routine preapproved services will be reported to the Committee as invoiced. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.
Financial Statement and Disclosure Matters
The Committee, to the extent it considers necessary, shall:
1) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
2) Review and discuss the annual audited financial statements with management and the independent auditor, including disclosures made in management’s discussion and analysis, accounting and auditing principles and practices, and the adequacy of internal controls that could significantly affect the Company’s financial statements, and recommend inclusion of the financial statements in the 10-K to the Board.
3) Review with management and the independent auditor the Company’s financial results prior to the filing of Form 10-Q and review results of the SAS 100 review of the quarterly financial statements included in Form 10-Q. Such review will include:
(a) all critical accounting policies and estimates and practices to be used.
(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
(c) significant adjustments identified (either posted or passed), any disagreements with management or difficulties encountered in performing the review.

4) Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.
5) Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
Oversight of the Company’s Relationship with the Independent Auditor
6) Report annually to the Board the appointment of the independent auditor and monitor the fees, duties and independence concerns.
7) Approve in advance all audit services to be provided by the independent auditor, including any written engagement letters related thereto. (By approving the audit engagement, the audit service contemplated in any written engagement letter shall be deemed to have been pre-approved.)
8) Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which shall require pre-approval by the Audit Committee of all permissible non-audit services to be provided by the independent auditor. All engagements pertaining to internal control consulting require approval of the specific engagement.
9) Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.
10) Approve the retention of the independent auditor for any non-audit service and the fee for such service.
11) Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if necessary, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.
12) Evaluate together with the Board the performance of the independent auditor and if the performance is considered to be unsatisfactory, recommend that the Board replace the independent auditor.
13) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 or other standards that may in time modify, supplement or replace SAS 61 relating to the conduct of the audit.
(a) on an annual basis, the Committee shall ensure receipt of, and review with the independent auditor, the written statement required by Independence Standards Board (ISB) Standard No. 1, as may be modified, supplemented or replaced, and discuss with the auditors their independence.
(b) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
14) Review with the independent auditor any significant difficulties the auditor may have encountered in conducting the audit or working with management and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:
(a) any significant difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.
(b) any changes required in the planned scope of the audit.
(c) any significant concerns about the internal audit department’s responsibilities, budgeting and staffing.
15) Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.
16) Obtain and review a report from the independent auditor periodically regarding
(a) the independent auditor’s internal quality control procedures.
(b) any material issues raised by the most recent quality control review or peer review of the firm.
Oversight of the Company’s Internal Audit Function
17) Review the appointment, performance and replacement of the senior internal auditing executive.
18) Review the reports to management prepared by the internal auditing department and management’s responses.
19) Review and approve the annual internal audit plan.

Compliance Oversight Responsibilities
20) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
21) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.
22) Discuss with the independent auditor any illegal act(s) identified during the conduct of the audit, if applicable and any conclusions reached regarding such matter(s).
23) Ascertain that there have been no violations of the Company’s Code of Business Conduct and Ethics, which shall include a review of insider and related party transactions.
24) Periodically review and discuss the adequacy and effectiveness of the Company’s internal and disclosure controls and procedures related to financial reporting and management and independent auditor reports thereon.
25) Ensure the Company adheres to regulatory guidelines regarding the hiring of employees and former employees of the independent auditor.
Limitation of Examining Committee’s Role
While the committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
May 6, 2008

FIRST FINANCIAL CORPORATION
One First Financial Plaza
P.O. Box 540
Terre Haute, Indiana 47808
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James E. Brown and Richard J. Shagley, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of First Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 15, 2009, at 11:00 a.m. (local time), or any adjournment thereof, on the following matters:
1.	Election of Directors
☐	For all nominees listed below for a three-year term to expire in 2012 (except as marked to the contrary below):
Thomas T. Dinkel, Norman L. Lowery and William J. Voges
☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
(INSTRUCTIONS: To withhold authority to vote for any individual, strike a line through the nominees’ name in the list above.)

2.	Ratification of the selection of Crowe Horwath LLP, as the independent registered public accounting firm for the Corporation for the year ending December 31, 2009.
For     ☐                     Against     ☐                     Abstain     ☐
3.	In their discretion, on such matters as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL THE NOMINEES LISTED ABOVE.
Please sign exactly as name appears below. If there are two or more owners, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2009

(Signature)

(Signature, if held jointly)

Your vote is important. Please mark, sign, and date and return this Proxy promptly, using the enclosed envelope.